Exhibit 99.1

Evofem Biosciences Announces Financial Results for the First Quarter of 2024

SAN DIEGO, CA, May 15, 2024 — The company behind the hormone-free contraceptive Phexxi® (lactic acid, citric acid and potassium bitartrate), Evofem Biosciences, Inc. (“Evofem” or “the Company”) (OTCQB: EVFM) today announced financial results for the first quarter of 2024. Highlights of and since the quarter include:

●	Received $1 million from Aditxt, Inc. (Nasdaq: ADTX) in May 2024 in consideration for reinstating and amending the Merger Agreement, as amended, between the companies. Aditxt agreed to invest an additional $2.5 million in Evofem by July 1, 2024. The companies are working to close the contemplated transaction in the second half of 2024.

●	Strengthened Phexxi intellectual property with the allowance of a new Composition of Matter Patent by the USPTO. Once issued, this will be the fifth U.S. patent covering Evofem’s hormone-free contraceptive.

●	Launched a partnership with Modern Remedies, one of the top pharmacies dispensing Phexxi in the Northeast, effective May 2024.

●	Successfully renegotiated the rebate for Phexxi with Medi-Cal, the California state Medicaid program serving more than 15.4 million beneficiaries. Effective July 1, 2024, Evofem will pay a 7.4% lower rebate to Medi-Cal on Phexxi prescriptions dispensed to its beneficiaries.

●	Net sales were $3.6 million for the first quarter of 2024, reflecting anticipated cyclical softness following the wholesale acquisition cost (WAC) increase on January 1, 2024, and the impact of the cyberattack on Change Healthcare on February 19, 2024.

●	Total operating expenses decreased 31% vs. the first quarter of 2023 to $6.4 million.

●	Narrowed loss from operations to $2.8 million, a 21% improvement compared to the first quarter of 2023.

“We expect 2024 will be our fourth consecutive year of net sales growth, driven in part by continued execution of our market access strategy with payer wins and successful rebate reductions,” said Saundra Pelletier, Evofem’s CEO. “We also expect lift from increasing use of Phexxi for supplemental contraception among women of reproductive age who take oral birth control pills in conjunction with GLP-1 agonists like Mounjaro and Zepbound. These drugs may make oral contraceptives less effective at certain points in the dosing schedule – specifically for four weeks after initiation and for another four weeks after each dose escalation. Adding a hormone-free, woman-controlled contraceptive like Phexxi is a logical choice for these patients for additional protection against unintended pregnancy during these times.”

Financial Results

For the three months ended March 31, 2024, net sales were $3.6 million compared to $5.8 million in the prior year period. The 38% decrease reflects cyclical softness related to the timing of orders relative to WAC increases and the unfavorable impact of the cyberattack on Change Healthcare.

The typical cycle is that our customers A) place larger orders ahead of a price increase, B) sell from this inventory for several months after the price increase, and C) resume ordering the following quarter. Phexxi WAC increased on January 1, 2024, resulting in softer first quarter 2024 net sales (stage B). By contrast, following the October 2022 WAC increase and the near-absence of sales in the fourth quarter of 2022, net sales in the first quarter of 2023 were strong (stage C).

Following the cyberattack on Change Healthcare on February 19, 2024, retail pharmacies across the country experienced delays processing prescriptions and were unable to send orders through insurance plans, and there were delays in the processing of insurance claims, which lowered dispensed units of many prescription products, including Phexxi. Additionally, Change Healthcare was the sole adjudicator (processor) used by Evofem’s co-pay card vendor and Evofem received no claims for several weeks following the cyberattack. In mid-March, our co-pay card vendor established an alternative adjudicator. Initially the cost to Evofem was significantly higher, which negatively impacted our first quarter results. Costs have dropped back down in the second quarter of 2024 to approximately 8% above pre-cyberattack levels.

Total operating expenses decreased 31% to $6.4 million, compared to $9.4 million in the prior year period. The improvement reflects a 39% decrease in selling and marketing costs and 22% decrease in general and administrative costs.

As a result, loss from operations improved to $2.8 million, compared with a loss from operations of $3.6 million for the three months ended March 31, 2023.

Liquidity

At March 31, 2024, we had $0.7 million of restricted cash, as compared to $0.6 million of restricted cash at December 31, 2023.

Subsequent to the quarter close, in April 2024 Evofem made the required quarterly payment of $0.1 million to a U.S.-based, healthcare-focused institutional investor as required by the Fourth Amendment to the Securities Purchase and Security Agreement dated April 2020, as amended, under which this investor purchased $25 million of convertible senior secured promissory notes from Evofem in 2020.

In May 2024, Evofem received $1 million from Aditxt in consideration of reinstating and amending the Agreement and Plan of Merger, as amended on January 10, 2024, January 30, 2024, February 29, 2024, and May 2, 2024 by and between the companies. Under the Fourth Amendment to the Agreement and Plan of Merger, Aditxt agreed to invest an additional $2.5 million in Evofem by July 1, 2024. The companies are working to close the contemplated transaction in the second half of 2024.

About Evofem Biosciences

Evofem Biosciences, Inc., is developing and commercializing innovative products to address unmet needs in women’s sexual and reproductive health. The Company’s first FDA-approved product, Phexxi® (lactic acid, citric acid and potassium bitartrate), is a hormone-free, on-demand prescription contraceptive vaginal gel. It comes in a box of 12 pre-filled applicators and is applied 0-60 minutes before each act of sex. Learn more at phexxi.com and evofem.com.

Phexxi® is a registered trademark of Evofem Biosciences, Inc.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 including, without limitation, statements related to the Company’s anticipated financial performance, the anticipated benefits of the contemplated Aditxt transaction, and timing thereof. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements are disclosed in the Company’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 27, 2024, its Quarterly Report on Form 10-Q for quarter ended March 31, 2024, filed with the SEC on May 15, 2024, and any subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. The Company does not undertake any duty to update any forward-looking statement except as required by law.

Contact

Amy Raskopf

Evofem Biosciences, Inc.

araskopf@evofem.com

(917) 673-5775

— Financial Tables Follow —

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

(In thousands)

	As of
	March 31, 2024	December 31, 2023
Cash and cash equivalents	$-	$-
Restricted cash	689	580
Trade accounts receivable, net	4,306	5,738
Total current liabilities	74,239	72,463
Total stockholders’ deficit	(70,666)	(66,510)
Total liabilities, convertible and redeemable preferred stock and stockholders’ deficit	8,217	10,554

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2024	2023
Product sales, net	$3,603	$5,809

Operating Expenses:
Cost of goods sold	684	1,376
Research and development	594	540
Selling and marketing	2,345	3,854
General and administrative	2,824	3,618
Total operating expenses	6,447	9,388
Loss from operations	(2,844)	(3,579)
Other income (expense):
Interest income	4	18
Other expense, net	(616)	(318)
Loss on issuance of financial instruments	(3,275)	(84)
Gain on debt extinguishment	1,120	-
Change in fair value of financial instruments	802	1,612
Total other income (expense), net	(1,965)	1,228
Loss before income tax	(4,809)	(2,351)
Income tax expense	-	(3)
Net loss	(4,809)	(2,354)
Convertible preferred stock deemed dividends	(47)	-
Net loss attributable to common stockholders	$(4,856)	$(2,354)
Net loss per share attributable to common stockholders (basic and diluted):	$(0.16)	$(1.85)
Weighted-average shares used to compute net loss per share attributable to common shareholders (basic and diluted):	31,194,393	1,271,524

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